Exhibit 99.1
FOR IMMEDIATE RELEASE

Tutor Perini Corporation Announces 2009 Results

•	Revenues of $5.2 billion, compared to $5.7 billion in 2008

•
Net income of $137.1 million, compared to net loss of $75.1 million in 2008; excluding the after-tax impact of a non-cash impairment charge, net income is up 7.3% from net income of $127.7 million in 2008

•	Diluted EPS of $2.79, compared to diluted loss per share of $2.19; excluding impairment charge, 2008 diluted EPS was $3.67

•	Backlog of $4.3 billion, compared with $6.7 billion a year ago

•	Diluted EPS guidance for 2010 lowered to a range of $2.00 to $2.20

Sylmar, CA – February 25, 2010 - Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today reported results for the fourth quarter, and year ended, December 31, 2009.

2009 Results
Net income was $137.1 million for the year ended 2009, as compared to a net loss of $75.1 million for the year ended December 31, 2008. Excluding a $202.8 million after-tax non-cash impairment charge related to valuation of goodwill and other intangible assets, net income would have been $127.7 million in 2008. Diluted earnings per common share were $2.79 for 2009, as compared to diluted loss per common share of $2.19 for 2008. Excluding the impairment charge, diluted earnings per common share would have been $3.67 in 2008. Revenues from construction operations were $5.2 billion for 2009, as compared to revenues of $5.7 billion for 2008.

The results for 2009 include a full year of operations from Tutor-Saliba Corporation, which merged with the Company on September 8, 2008, as compared with four months of operations in 2008.  The decrease in revenues primarily reflects the completion of large gaming and hospitality work under contract for the period and a reduced level of non-residential building new work acquired during 2009.  The increase in net income can be attributed to higher operating profit margins from our civil segment and public works building projects.  In addition, the tax provision decreased as a result of a favorable variance in permanent tax liability differences from current and prior years.

Fourth Quarter Results
Net income was $32.5 million for the fourth quarter of 2009, as compared to a net loss of $163.0 million for the fourth quarter of 2008. Excluding the impairment charge, fourth quarter 2008 net income would have been $39.9 million. Diluted earnings per common share were $0.66 for the fourth quarter of 2009, as compared to diluted loss per share of $3.29 for the fourth quarter of 2008. Excluding the impairment charge, fourth quarter 2008 diluted earnings per share would have been $0.79. Revenues from construction operations were $1.1 billion for the fourth quarter of 2009, as compared to revenues of $1.6 billion for the fourth quarter of 2008.

The decrease in revenues from 2008 to 2009 is due to completion of large gaming and hospitality work.  Excluding the impairment charge recorded in 2008, the decrease in net income is a result of lower volumes and profitability in the private non-residential part of our building segment offset partially by the tax provision described above.

Backlog at $4.3 billion
The backlog of uncompleted construction work at December 31, 2009 was $4.3 billion, a decrease of $2.4 billion from the $6.7 billion backlog reported at December 31, 2008. The December 31, 2009 backlog includes new contract awards and adjustments to contracts in process added during the fourth quarter of 2009 of approximately $520 million, which includes a $215 million contract for construction of the fourth bore section at Caldecott Tunnel in Northern California. The decrease in backlog during 2009 reflects the completion of large gaming and hospitality work under contract for the period and a reduced level of non-residential building new work acquired.  Backlog for the civil segment was $1.0 billion at December 31, 2009, a 90% increase from $528.0 million at December 31, 2008.

Financial Condition Remains Strong in 2009
At December 31, 2009, working capital was $303.1 million, an increase of $78.1 million from $225 million at December 31, 2008. The Company had $241.6 million available to borrow under its credit facilities as of December 31, 2009, which increased to $291.6 million in January 2010 in association with an amendment to our credit agreement. The Company believes its financial position and credit arrangements are sufficient to support the Company’s current backlog and anticipated new work.

Outlook
Due to continued sluggishness in the non-residential building market and timing of new civil and management services project awards previously estimated to occur in the first half of 2010, the Company is lowering its guidance for 2010 revenues from an estimated range of $3.7 to $4.2 billion to an estimated range of $3.4 to $3.9 billion and diluted earnings per share from an estimated range of $2.40 to $2.60 per share to an estimated range of $2.00 to $2.20 per share.

Ronald Tutor, Chairman and CEO, said: “The Company has completed its integration and organizational changes and has established a foundation for long term success as a more diversified general contractor.  Our civil business will continue to grow and deliver an increasing share of our total profitability and cash flow in the future.  We continue to benefit from strong execution by our building businesses and are positioned to capture reasonable market share as the economy continues to improve through the course of this year.   Although on a slower pace than we originally anticipated, Black Construction in Guam is actively pursuing many significant construction programs for new U.S. military work that could enter backlog this year.”

4th Quarter Conference Call
The Company will host a conference call at 1:30 PM Pacific Time on Thursday, February 25, 2010, to discuss the Company’s fourth quarter 2009 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 730-5767 and enter the pass code 20523822. International callers should dial (857) 350-1591 and enter the pass code 20523822.

If you are unable to participate in the call at this time, a replay will be available on Thursday, February 25, 2010 at 4:30 PM Pacific Time, through Thursday, March 4, 2010 at 9:00 PM Pacific Time. To access the replay dial (888) 286-8010 and enter the conference ID number 31157523. International callers should dial (617) 801-6888 and enter the same conference ID number 31157523.

About Tutor Perini Corporation
Tutor Perini Corporation (the "Company") is a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

Non-GAAP Measures
To supplement our unaudited consolidated financial statements presented based on accounting principles generally accepted in the United States of America (GAAP), we sometimes use non-GAAP measures of net income, earnings per share and other measures that we believe are appropriate to enhance an overall understanding of our historical financial performance and future prospects. The non-GAAP results, which are adjusted to exclude certain costs, expenses, gains and losses from the comparable GAAP measures, are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the indicators management uses as a basis for evaluating our financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or earnings per share prepared in accordance with GAAP.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions, strategies regarding the future and statements regarding future guidance and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, ongoing sluggishness in the economy and significant deterioration in global economic conditions, which may cause or accelerate a number of other factors listed below; the Company's ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Tutor Perini Corporation (NYSE) Summary of Consolidated Operations (Unaudited) (In thousands, except per share data)
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues:
Building	$908,196	$1,389,521	$4,484,937	$5,146,563
Civil	102,490	117,950	361,677	310,722
Management services	71,481	95,457	305,352	203,001
TOTAL REVENUES	$1,082,167	$1,602,928	$5,151,966	$5,660,286

Gross profit	$87,558	$110,163	$388,047	$333,230
General and administrative expenses	44,870	44,757	176,504	133,998
Impairment Charge	-	224,478	-	224,478
Income (Loss) from construction operations	42,688	(159,072)	211,543	(25,246)
Other (loss) income, net	(1,261)	2,862	1,098	9,559
Interest expense	(1,420)	(2,370)	(7,501)	(4,163)
Income (Loss) before income taxes	40,007	(158,580)	205,140	(19,850)
Provision for income taxes	(7,508)	(4,376)	(68,079)	(55,290)
NET INCOME (LOSS)	$32,499	$(162,956)	$137,061	$(75,140)

BASIC EARNINGS PER COMMON SHARE	$0.67	$(3.29)	$2.82	$(2.19)

DILUTED EARNINGS PER COMMON SHARE	$0.66	$(3.29)	$2.79	$(2.19)

Weighted average common shares outstanding:
Basic	48,533	49,540	48,525	34,272
Effect of dilutive stock options and
restricted stock units outstanding	702	-	559	-
Diluted	49,235	49,540	49,084	34,272

Selected Balance Sheet Data (Unaudited) (In thousands)
	December 31,	December 31,
	2009	2008

Total assets	$2,820,654	$3,073,078
Working capital	$303,118	$225,049
Long-term debt, less current maturities	$84,771	$61,580
Stockholders' equity	$1,288,426	$1,138,226

Tutor Perini Corporation (NYSE)
Table 1
Reconciliation of Reported Net Loss to
Pro Forma Net Income (a)
(Unaudited)
(In thousands, except per share data)

	For the	For the
	Three Months	Twelve Months
	Ended	Ended
	December 31, 2008	December 31, 2008

Reported net loss	$(162,956)	$(75,140)
Plus: Impairment charge	224,478	224,478
Less: Tax benefit provided on impairment charge	(21,650)	(21,650)
Pro forma net income	$39,872	$127,688

Pro forma basic earnings per common share	$0.80	$3.73

Pro forma diluted earnings per common share	$0.79	$3.67

Weighted average common shares outstanding:
Basic, as reported	49,540	34,272

Diluted, as reported	49,540	34,272
Impact of dilutive stock options and restricted
stock units outstanding	624	564
Pro forma diluted	50,164	34,836

(a) The calculation of pro forma net income and pro forma earnings per common share includes an adjustment for the impact of the goodwill and intangible asset impairment charge recorded in the fourth quarter of 2008.

CONTACT:	Kekst and Company
Douglas Kiker, 212-521-4800
Or
Tutor Perini Corporation
Kenneth R. Burk, 818-362-8391
Executive Vice President, Chief Financial Officer